Exhibit 99.1

Hello, and welcome to our third quarter fiscal year 2012 financial results conference call. Joining us today are Bill Angrick, our Chairman and Chief Executive Officer, and Jim Rallo, our Chief Financial Officer and Treasurer. We will be available for questions after our prepared remarks.

The following discussion or responses to your questions reflect management’s views as of today, July 31, 2012, and will include forward-looking statements. Actual results may differ materially. Additional information about factors that could potentially impact our financial results is included in today’s press release and in our filings with the SEC, including our most recent annual report on Form 10-K.

As you listen to today’s call, we encourage you to have our press release in front of you, which includes our financial results as well as metrics and commentary on the quarter.

During this call, we will discuss certain non-GAAP financial measures. In our press release and our filings with the SEC, each of which is posted on our website, you will find additional disclosures regarding these non-GAAP measures, including reconciliations of these measures with comparable GAAP measures. We also use certain supplemental operating data as a measure of certain components of operating performance, which we also believe is useful for management and investors.  This supplemental operating data includes Gross Merchandise Volume and should not be considered a substitute for, or superior to, GAAP results.

At this time, I’d like to turn the presentation over to our CEO, Bill Angrick.

Thanks, Julie. Good morning and welcome to our Q3 earnings call.

I’ll begin this session by reviewing our Q3 financial performance. Next, I will turn it over to Jim for more details on the quarter and on our outlook for the remainder of FY12. Finally, I will provide context on where we stand in our company’s overall development.

During Q3 Liquidity Services reported strong financial results as we expanded our share and leadership position in the Reverse Supply Chain market by delivering significant value to our clients and buying customers. We exceeded our guidance range for GMV, adjusted EBITDA and adjusted EPS while continuing to make important investments for the future. Q3 GMV was up 52% YOY to $225.6 million driven by growth in the volume of goods in our retail supply chain and government marketplaces by existing and new clients. Adjusted EBITDA of $33.4 million was up 121% YOY and adjusted EPS during Q3 was $0.56 up 115% YOY, when excluding tax items, driven by improved operating leverage on higher volume.

In addition to generating strong financial results, our team advanced all key elements of our growth strategy during this quarter: driving organic growth, innovation and external growth via acquisitions.

During the quarter we enjoyed broad based, organic growth as we expanded our market share within both the commercial and public sector markets. Our value proposition is resonating with retailers, manufacturers and public sector agencies which is reinforcing our network effect and resulting in new client wins in the reverse supply chain market. Our team has done an excellent job handling our increased volumes while maintaining a high level of service and quality to our clients and buying customers.  Our consistent execution has enabled Liquidity Services to become the trusted provider of choice in our industry with over 75 Fortune 500 corporations, over 4,700 federal, state and local government agencies and over 1.8 million registered buyers utilizing our marketplaces.

As evidence of our customer focus, Liquidity Services was recently selected to receive the prestigious Vender Excellence Award for Large Business by the U.S. Defense Logistics Agency for our work supporting the DoD’s surplus sales program. This is our second DLA award in as many years, and fourth overall, and demonstrates our unwavering commitment to relentless improvement and client service.

During the quarter we also continued to drive innovation to support our market leadership position as we rolled out our next generation BUX technology on our award winning Government Liquidation marketplace. Our BUX technology enables the seamless cross-listing of relevant client assets on the govliquidation.com website to further monetize our buyer base, provides enhanced merchandising options such as the use of streaming video, improves the overall buyer experience in managing their account and finding desired assets; and supports the rendering of our marketplace on mobile devices. Following its initial introduction to our Liquidation.com and Government Liquidation.com marketplaces our proprietary BUX platform now covers approximately 70% of our user base and is just one recent example of how we leverage technology to improve the operational efficiency, reliability and scalability of our business.

Finally, in addition to growing our business organically, our team completed the acquisition of GoIndustry in early July. The acquisition of GoIndustry enhances Liquidity Services’ ability to deliver surplus asset management, valuation and disposition services to large enterprises across North America, Europe and Asia. This strategic combination expands our seller base by adding over 50 Fortune 1000 clients across complementary vertical market segments, enables us to offer important new services and broader global coverage to our existing sellers, and grows the buyer base for our online marketplaces. Approximately half of the acquired business is in North America which will provide us with significant synergies in our operations, sales, marketing, technology and back office functions. We have spoken with many of our respective top clients and they are very enthusiastic about utilizing our expanded services and geographic support.

We are pleased to report that we continue to demonstrate our ability to not only integrate acquisitions but to generate organic growth on top of the acquired business by continuing to invest in people, our technology platform and operations capabilities.

Now let me turn it over to Jim for a more detailed review of our financial results and outlook for FY12.

Thanks, Bill.

Our record third quarter results reflect market share gains and enhanced service levels and operating efficiencies across our entire business, as a result of investments we have made to support our growth over the last several years.  Our strategy of bringing innovative technology to the reverse supply chain market and our efficient business model has translated into strong results for stockholders, exemplified by $99.5 million of adjusted EBITDA over the last year.

Our seller base has continued to grow as corporations and public sector agencies focus on reducing costs, improving transparency and working capital flows by outsourcing reverse supply chain activities.  As corporations and public sector agencies increasingly prefer service providers with a proven track record, innovative technology solutions and demonstrated financial strength, we have continued to penetrate our large highly fragmented markets.

Our strong results for the quarter were driven by record volumes in both our retail supply chain group, which did not slow down from its seasonal high in the second quarter as we have continued to add new clients and further penetrate existing clients, and continued growth in our public sector verticals.

In addition to strong core business operating results for the quarter, we continue to make investments to drive long term growth.  In early July, we closed the GoIndustry acquisition and have commenced the integration of this business.

Next I will comment on our third quarter financial results, which came in above our guidance ranges.

Total GMV increased to a record $225.6 million up 52.3% year over year.

GMV in our commercial marketplaces increased to a record $133.5 million up 112.9% year over year as a result of the strong performance already discussed and the Jacobs Acquisition.

GMV in our GovDeals, or state and local government, marketplace increased to a record $37.9 million up 9.5% year over year as we continue to add new clients thus further penetrating the $3.0 billion state and local government market.

GMV in our DoD surplus marketplace increased to a record $34.4 million up 38.9% year over year as a result of increasing property flow from the DoD and a higher mix of high value capital assets such as rolling stock.

GMV in our DoD scrap marketplace decreased to $19.8 million or 14.8% year over year as a result of decreasing property flow from the DoD and a decrease in commodity prices.  As sales of DoD scrap have become less material, fluctuations in commodity prices are not materially effecting our financial performance.

Total revenue increased to $121.3 million up 45.6% year over year, primarily due to the GMV growth discussed.

Technology and operations expenses increased 23.9%, to $15.9 million, year over year, primarily due to (1) expenses of $2.0 million for the acquisitions of Jacobs Trading and TruckCenter.com;

and (2) expenses of $1.0 million in staff wages, including stock based compensation.  As a percentage of revenue, these expenses decreased to 13.1% from 15.5%.

Sales and marketing expenses increased 32.2%, to $7.4 million, year over year, primarily due to (1) expenses of $1.0 million in staff wages, including stock based compensation; and (2) expenses of $0.5 million for the acquisitions of Jacobs Trading and TruckCenter.com.  As a percentage of revenue, these expenses decreased to 6.1% from 6.7%.

General and administrative expenses increased 31.3%, to $8.6 million, year over year, primarily due to (1) expenses of $1.1 million in staff wages, including stock based compensation; and (2) expenses of $0.6 million for the acquisitions of Jacobs Trading and TruckCenter.com.  As a percentage of revenue, these expenses decreased to 7.1% from 7.9%.

The year over year comparisons of adjusted EBITDA, adjusted net income and adjusted diluted earnings per share include the losses from our U.K. retail supply chain operations in the prior year.  We closed our U.K. retail supply chain operations effective September 30, 2011.

Adjusted EBITDA grew 121.4%, year over year, to a record $33.4 million.  Adjusted EBITDA margin as a percentage of GMV increased to a record 14.8% from 10.2%, driven by operating efficiencies in our retail supply chain marketplaces.  We expect Adjusted EBITDA margins to be around 13.0% for fiscal year 2012, which is consistent with our prior expectations.

Our adjusted EBITDA margins based on revenue continue to expand as we benefit from operating leverage and the adoption of fee-for-service offerings.  Our adjusted EBITDA margins based on revenue for the third quarter and nine months were 27.6% and 24.8%, respectively compared to 15.6%, 13.1% and 10.0% for fiscal years 2011, 2010 and 2009, respectively. As we expand globally and more of our clients elect to use fee-for-service offerings, such as our consignment sales model, our adjusted EBITDA margins will fluctuate more quarter to quarter based on GMV.  Adjusted EBITDA margins based on revenue will likely be more consistent and representative of our earnings leverage going forward.

Adjusted net income was a record $18.7 million for the quarter.  Adjusted diluted earnings per share was a record $0.56 for the quarter based on approximately 33.2 million diluted weighted average shares outstanding.  Adjusted net income and adjusted diluted EPS for the prior year period were positively impacted by a onetime tax benefit, of $0.26 per diluted share, as a result of closing our UK retail supply chain operations in the prior year.  Normalizing the prior year adjusted EPS for the tax benefit results in 115.4% year over year growth.

We continue to have a strong balance sheet.  At June 30, 2012, we had a cash balance of $84.6 million, current assets of $144.1 million and total assets of $339.6 million, with $75.3 million in working capital.  We have debt of $40.0 million, in the form of a subordinated note.

Capital expenditures during the quarter were $0.8 million.  We expect capital expenditures to be $5.0 to $6.0 million for fiscal year 2012, which is consistent with last fiscal year.

Management is providing the following guidance for the next quarter and fiscal year 2012.

We expect GMV for fiscal year 2012 to range from $850 million to $860 million, which is an increase from our prior guidance range of $760 million to $800 million, primarily as a result of the GoIndustry acquisition and organic growth.  We expect GMV for the fiscal fourth quarter of 2012 to range from $230 million to $240 million.

We expect adjusted EBITDA for fiscal year 2012 to range from $108 million to $110 million, which is an increase from our prior guidance range of $96 million to $100 million.  We expect adjusted EBITDA for the fiscal fourth quarter of 2012 to range from $21 million to $23 million.

We estimate adjusted earnings per diluted share for fiscal year 2012 to range from $1.81 to $1.84, which is an increase from our previous guidance range of $1.64 to $1.70.  For the fiscal fourth quarter of 2012, we estimate adjusted earnings per diluted share to range from $0.35 to $0.38.  This guidance assumes that we have an average fully diluted number of shares outstanding for the year of 33.0 million, which reflects the recent impact of our stock repurchase program under which we repurchased 505,067 shares for approximately $30.0 million, during the prior quarter, however it does not assume that we will continue to repurchase shares with the approximately $18.1 million yet to be expended under the program.

Our guidance adjusts EBITDA and Diluted EPS for (1) acquisition costs including transaction costs and changes in earn out estimates; (2) amortization of contract intangible assets of $33.3 million from our acquisition of Jacobs Trading; and (3) for stock based compensation costs, which we estimate to be approximately $2.3 million to $2.5 million for the fourth quarter.  These stock based compensation costs are consistent with fiscal year 2011.

I will now turn it back over to Bill.

Thanks, Jim.

As we reflect on our strong Q3 results, we have renewed excitement of where we can take our business.

Though we now have the scale of a one billion GMV business, we have only 1% penetration of the highly fragmented $100 billion global reverse supply chain market.

Indeed, we are merely at the beginning of our journey to transform the global reverse supply chain. We have conviction that the asset recovery process will move online, just as other business functions have, to capture efficiencies and improved transparency for professional sellers and buyers. Liquidity Services will provide the expertise, marketplace platform and services to accelerate this trend.

Why do we have conviction that we can lead this transformation?

Credibility.

We have an outstanding record of past performance serving the world’s largest organizations in the biggest industry sectors in the world: Retail, Energy, Transportation, Healthcare, Consumer Packaged Goods, Technology and the Public Sector. Our strong client relationships and track record with the leading companies in each of these industry sectors is resulting in the referral of new business across the supply chain. We are being introduced by retailers to their OEM suppliers; by OEM suppliers to their retail partners and by service providers to complement their offering.

Domain Expertise and Global Coverage.

Liquidity Services has unmatched scale and expertise in bringing surplus goods to market for the world’s largest organizations. Blue chip multinational clients and public sector agencies are increasingly choosing to work with Liquidity Services because we: (i) cover the full range of products and asset conditions used in their business footprint and supply chain, (ii) support all geographic regions where they conduct business, (iii) are secure and compliant with local, federal and international laws and (iv) integrate with their IT and financial infrastructure to improve the disposition process. In many instances, we provide an expansive scope of pre- and post-sale services to simplify and outsource the entire process for these large organizations. Moreover, we provide many highly valued proprietary services to protect the brand reputation and channel relationships of these clients as part of our offering.  As thought leaders, our global Fortune 500 clients often set the tone for how entire industries rethink their reverse supply chain activities which helps us accelerate acceptance of Liquidity Services’ solutions in the marketplace.

Buyer Reach and Liquidity

Following our GoIndustry acquisition we now serve over 2.2 million professional buyers of surplus and salvage assets which we believe is the largest surplus buyer network in the world. We have successfully completed over 3 million transactions in nearly every product and condition type across the retail and manufacturing supply chains and continue to leverage proprietary marketplace data to maximize the effectiveness of our marketplaces to sellers and buyers. Our transparent marketplace and integrated services continue to attract buyers across the globe because of the time savings, convenience and the trust we have established in our marketplaces. A current sample of the online events in Liquidity Services’ marketplaces is a reflection of the breadth of our market leading platform:

•                  Retail consumer goods for sale throughout North America by the pallet and truckload;

•                  Truck and trailer fleets for sale in Germany, Dubai and throughout North America;

•                  Pharmaceutical processing, test and measurement equipment for sale in Malayasia, North America, Puerto Rico, the United Kingdom and Singapore;

•                  Energy pipe and equipment for sale in Alaska, California, Louisana, Texas and Wyoming;

•                 High precision wire, bond binders and surface mount technology (SMT) equipment for sale in Japan and South Korea;

•                  Vehicles, spares and scrap metal for sale in South Africa.

At the beginning of FY12 we established a long term goal of tripling our business to $1.5 billion of GMV and $150 million of EBITDA. I am pleased to report that we are well on our way to achieving these objectives.  Our team, now over 1,100 strong in 25 countries has a passion to improve our business every day and deliver innovative solutions that transform the global Reverse Supply Chain. Our entire team looks forward to continuing to significantly grow our business while maintaining the highest standards of integrity, service and quality to our clients and buying customers. Thanks for your attention and we will now open up the call to questions.